Exhibit 10(a)15
RETIREMENT AND CONSULTING AGREEMENT

This RETIREMENT AND CONSULTING AGREEMENT (“Agreement”) is entered into by and between Southern Company Services, Inc. (the “Company”) and Mark A. Crosswhite (“Executive”).
WITNESSETH:
WHEREAS, Executive is currently employed as Chairman, President and Chief Executive Officer of Alabama Power Company (“Alabama Power”);
WHEREAS, Executive desires to retire from employment with Alabama Power and the Company believes that it is in the Company’s best interest to accept such retirement;
WHEREAS, the Company desires to retain Executive following his retirement to provide certain consulting services to Alabama Power, The Southern Company (“Southern”) and the subsidiaries and affiliates of Southern (collectively the “Southern Entities”), and Executive desires to provide such consulting services, all subject to the terms and conditions set forth herein;
WHEREAS, Executive has had access to highly confidential and proprietary information of the Southern Entities, including but not limited to, employee information, customer information, competitive information, market information, and other information concerning the business and internal operations of the Southern Entities; and
WHEREAS, Executive and Southern, the Company and Alabama Power are currently parties to a Deferred Compensation Agreement, dated July 30, 2008, which sets forth certain terms and conditions of Executive’s employment and certain terms and conditions following the termination of Executive’s employment (referred to in the proxy statement of Southern and herein as the “SRA”).
NOW THEREFORE, for and in consideration of the premises, the mutual covenants and agreements contained herein, and for other good and valuable consideration, the receipt, sufficiency and adequacy of which are hereby acknowledged, the parties hereby agree as follows:
1.Status of Employment.
Executive will cease serving as Chairman, President and Chief Executive Officer of Alabama Power effective December 31, 2022 (the “Separation Date”). As of the Separation Date, Executive will terminate from all positions Executive holds as an officer or director of the Company and any Southern Entity (including Southern and Alabama Power) and promptly execute any documents and take any actions as may be necessary or reasonably requested by the Company to effectuate or memorialize Executive’s termination from all such positions with the Company and any Southern Entity.

2.Compensation Through Separation Date; Retirement.
In exchange for Executive’s commitments herein, the Company agrees to the following:
Through the Separation Date, Executive will continue to be eligible for the same compensation and benefits, including a base salary at the rate in effect for Executive on the date hereof.
Further, Executive will be eligible to receive any payout earned with respect to 2022 under the annual cash incentive program in which Executive currently participates based on actual performance for the full performance period (with any personal objectives deemed achieved at no less than 100% of target performance and otherwise consistent with goal funding for the annual cash incentive program), subject to and in accordance with the terms of the applicable annual incentive program. For the avoidance of doubt, and subject to the terms and conditions of the applicable plan documents and any award agreements, Executive is currently retiree eligible with respect to (i) his outstanding Company performance share units and performance-based restricted stock units and (ii) his respective accrued benefits and accounts under the Company’s tax-qualified and non-qualified defined benefit and defined contribution plans, including his entitlement to the Payment (as that term is defined in the SRA), and nothing hereunder is intended to affect his entitlements thereunder on or following the Separation Date. Executive may participate in the Company’s retiree medical plan in accordance with the terms of such plan if he timely makes an election to do so in accordance with the terms thereof.
3.Engagement as an Independent Consultant.
During the period commencing on the day immediately after the Separation Date and ending June 30, 2023 (the “Consulting Term”), the Company hereby agrees to engage Executive as an independent contractor, and Executive hereby accepts such engagement as an independent contractor, upon the terms and conditions set forth in this Agreement (the “Consulting Arrangement”).
4.Duties.
Unless otherwise detailed in a specific letter or memorandum, Executive will manage, perform and provide professional consulting services and advice (“Consulting Services”) as may be mutually agreed upon by the CEO of Southern and Executive from time to time. Executive will be available to provide Consulting Services for Alabama Power and the Southern Entities during the Consulting Term. The parties expect that Executive’s work, on average, will not exceed 20 hours per month during the Consulting Term.
5.Executive as an Independent Contractor.
During the Consulting Term, Executive will at all times be and remain an independent contractor. Executive will be free to exercise Executive’s own judgment as to the manner and method of providing the Consulting Services to the Company, subject to applicable laws and requirements reasonably imposed by the Company. Executive acknowledges and agrees that, during the Consulting Term, Executive will not be treated as an employee of the Company or any Southern Entity for purposes of federal, state, local or foreign income tax withholding, nor unless otherwise specifically provided by law, for purposes of the Federal Insurance Contributions Act, the Social Security Act, the Federal Unemployment Tax Act or any Worker’s Compensation law of any state or country and for purposes of benefits provided to employees of the Company or any of its affiliates under any employee benefit plan. Executive acknowledges and agrees that as an independent contractor, Executive will be required, during the Consulting Term, to pay any applicable taxes on the fees paid to Executive. Executive will comply with all federal, state, and local statutes, regulations, and public ordinances governing Executive’s Consulting Services hereunder and will indemnify, defend and hold the Company harmless from any and all liability, damage, cost, fine, penalty, fee, and expense arising from Executive’s failure to do so.
6.Consulting Fee; Reimbursement.
As payment for the Consulting Services rendered pursuant to this Agreement, the Company will pay, and Executive will accept, a consulting fee of $125,000 (the “Consulting Fee”). The payment of the Consulting Fee will be made in substantially equal installments on the first day of each month of the Consulting Term, or soon as practicable after such date. The Company will reimburse Executive for all reasonable and documented expenses incurred by Executive in the performance of Executive’s duties under the Consulting Arrangement, provided that all significant expenses to be incurred by Executive in connection with the Consulting Arrangement will require the prior approval of the CEO of Southern.
7.Termination.
Either party may terminate the Consulting Arrangement in writing upon 30 days written notice to the other party. The Consulting Arrangement will terminate automatically on the death of Executive or upon a physical or mental impairment that renders Executive unable to perform the services required hereunder of Executive (“Disability”). If the Consulting Arrangement is terminated prior to the end of the Consulting Term by the Company for Cause or by Executive, any remaining unpaid Consulting Fee installments will be forfeited. If the Consulting Arrangement is terminated prior to the end of the Consulting Term by the Company without Cause or due to Executive’s death or Disability, the Company will pay Executive (or Executive’s estate) a lump sum amount in cash equal to the portion of the Consulting Fee for the full Consulting Term that is unpaid as of the date of such termination. Such amount will be paid to Executive no later than 30 days after the date the Consulting Arrangement is terminated.
For purposes of this Agreement, “Cause” means that (i) Executive fails to follow the reasonable lawful directions of the CEO of Southern in performing Executive’s duties under this Agreement after notice of such failure is provided to Executive and 30 days elapse following such notice without Executive curing such failure, (ii) Executive materially violates Southern’s Code of Ethics as an employee or comparable principles as a consultant, or (iii) Executive materially violates Section 8, 9, or 10 of this Agreement, unless in each case, Executive promptly cures the event constituting Cause, if capable of cure.
8.Confidential Information; Non-Disparagement.
(a)Without the prior written consent of the Company, Executive agrees hereby not to disclose or use, directly or indirectly (except as may be required for the performance of duties assigned by the Company or one of the Southern Entities or as may be required by law or regulation or by a court of competent jurisdiction), any trade secret or other confidential information pertaining to the conduct of the business of any of the Southern Entities, unless and until such trade secret or confidential information is in the public domain. The business of the Southern Entities, as that term is used herein, includes, but is not limited to, any Southern Entity’s records, processes, methods, data, reports, information, documents, equipment, training manuals, customer lists and business secrets. Except as may be compelled by a court of competent jurisdiction or as may otherwise be required by law or regulation, Executive shall take no action during the two-year period following the Separation Date (including without limitation the making of any oral or written statement) which action materially and directly damages the reputation of any of the Southern Entities.
(b)Notwithstanding anything herein to the contrary, nothing in this Agreement will prevent Executive from providing truthful testimony under oath in a judicial or administrative proceeding or prevent Executive from providing information to a federal, state, or local agency in connection with the lawful exercise of such agency’s functions. Moreover, nothing in this Agreement is intended to prohibit Executive from engaging in protected activities under applicable law or regulation (including protected activities described in Section 211 of the Energy Reorganization Act). Executive further understands nothing in this Agreement limits Executive’s ability to file a charge or complaint with the Securities and Exchange Commission or any other federal, state or local government agency or commission (“Government Agencies”). Nothing in this Agreement limits Executive’s ability to communicate with any Government Agencies or otherwise participate in any investigation or proceeding that may be conducted by the Government Agency, including providing documents or information without notice to the Company. This Agreement does not limit Executive’s right to receive an award for information provided to any Government Agency.
(c)U.S. DEFEND TRADE SECRETS ACT NOTICE OF IMMUNITY. The U.S. Defend Trade Secrets Act of 2016 (“DTSA”) provides that an individual shall not be held criminally or civilly liable under any federal or state trade secret law for the disclosure of a trade secret that (1) is made (A)

in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney; and (B) solely for the purpose of reporting or investigating a suspected violation of law or (2) is made in a complaint or other document filed in a lawsuit or other proceeding, if such filing is made under seal. In addition, the DTSA provides that an individual who files a lawsuit for retaliation by an employer for reporting a suspected violation of law may disclose the trade secret to the attorney of the individual and use the trade secret information in the court proceeding, if the individual (x) files any document containing the trade secret under seal and (y) does not disclose the trade secret, except pursuant to court order.
9.Affirmation of Post-Employment Covenants and Obligations.
In executing this Separation Agreement, Executive hereby reaffirms his confidentiality, non-competition, non-disparagement, non-solicitation, non-interference, cooperation, and other post-employment obligations set forth in the SRA.
10.Other Limitations.
Executive agrees that during the period commencing on the date hereof and ending on December 31, 2024 (or, if earlier, the date that is two years after the last day of Executive’s service with the Company or any Southern Entity), neither Executive nor anyone acting on Executive’s behalf, will, directly or indirectly, (a) attempt to facilitate (1) the acquisition of securities, assets or indebtedness of Southern or any Southern Entity, (2) any tender offer or business combination involving Southern, its affiliates or any of their respective assets, (3) any recapitalization, restructuring or other extraordinary transaction with respect to Southern or its subsidiaries, or (4) any solicitation of proxies or consents to vote any securities of Southern or its subsidiaries; (b) form or participate in any group with respect to Southern’s securities or act in concert with any person in respect of Southern’s securities; (c) otherwise act, alone or in concert with others, to seek control over the management, Board of Directors or policies of Southern or seek a position on the Board of Directors of Southern; or (d) enter into any discussions or arrangements with any third party regarding any of the above. Notwithstanding the foregoing, the Company hereby agrees that this provision will not apply to the following: (1) Executive’s acquisition of any security, asset, or indebtedness of Southern pursuant to the terms of his employment, Southern’s benefit plans or this Agreement; (2) the purchase, sale or transfer in the ordinary course by Executive or anyone acting on his behalf after the Separation Date (and not pursuant to this Agreement or Southern’s benefit plans) of voting securities of Southern so long as, immediately after any such purchase, sale or transfer, Executive and everyone acting on his behalf do not collectively beneficially own more than one percent of any outstanding class of voting securities or securities convertible into voting securities of Southern; (3) the exercise by Executive or anyone acting on his behalf of any voting rights available to Executive or anyone acting on his behalf that are also available to Southern stockholders generally pursuant to any transaction described above, provided that Executive or anyone acting on his behalf has not then either directly, indirectly, or as a member of a group, made, effected, initiated, solicited proxies on behalf of, or caused such transaction to occur or otherwise violated these provisions; and (4) participating in any class action lawsuit involving securities of Southern or any affiliate.
11.Remedies.
The parties represent and agree that any disclosure or use of any trade secrets or confidential information by Executive except as otherwise permitted under this Agreement or authorized by the Company in writing, or any other violation of Section 8, 9, or 10 would be wrongful and cause immediate, significant, continuing and irreparable injury and damage to the Company that is not fully compensable by monetary damages. Should Executive breach or threaten to breach any provisions of Section 8, 9, or 10, the Company will be entitled to obtain immediate relief and remedies in a court of competent jurisdiction (including but not limited to damages, preliminary or permanent injunctive relief and an accounting for all profits and benefits arising out of Executive’s breach), cumulative of and in addition to any other rights or remedies to which Company may be entitled by this Agreement, at law or in equity.
12.Return of Materials.
By no later than the Separation Date, except as otherwise agreed to by the CEO of Southern or his designee, Executive agrees to return to the Company all property of the Company or any Southern Entity, including but not limited to data, lists, information, memoranda, documents, identification cards, parking cards, keys, computers, fax machines, pagers, phones, files, and any and all written or descriptive materials of any kind belonging or relating to the Company or any Southern Entity, including, without limitation, any originals, copies, and abstracts containing any work product, intellectual property, confidential information, and trade secrets in Executive’s possession or control. For the avoidance of doubt, Executive may make a copy of and retain his contacts list, calendar, personal correspondence and any records needed to file his personal income tax returns.
13.Notices.
All notices required, necessary or desired to be given pursuant to this Agreement will be in writing and will be effective when delivered or on the third day following the date upon which such notice is deposited, postage prepaid, in the United States mail, certified return receipt requested, and addressed to the party at the address set forth below:

If to Executive: Mark. A. Crosswhite Home address on file	If to the Company: Southern Company Services, Inc. 30 Ivan Allen Jr. Blvd., NW Atlanta, GA 30308 Attention: General Counsel

14.Waiver of Breach.
The waiver of a breach of any provision of the Agreement will not operate or be construed as a waiver of any other breach. Each of the parties to the Agreement will be entitled to enforce its or his rights under the Agreement, specifically, to recover damages by reason of any breach of any provision of the Agreement and to exercise all other rights existing in its or his favor.
15.Assignment by Executive.
Executive may not assign, transfer or subcontract any of Executive’s rights or obligations under this Agreement to any party without the prior written consent of the Company. Executive’s obligations under this Agreement will be binding on Executive’s successors and permitted assigns. Any assignment, transfer or subcontracting in violation of this provision will be null and void.
16.Governing Law.
This Agreement will be construed and enforced in accordance with the laws of the State of Alabama.
17.Severability.
The unenforceability or invalidity of any particular provision of the Agreement will not affect its other provisions, and to the extent necessary to give such other provisions effect, they will be deemed severable. If any provision of the Agreement is determined by any court of law or equity with jurisdiction over this matter to be unreasonable or unenforceable, in whole or in part, as written, the parties hereby consent to and affirmatively request that said court reform the provision so as to be reasonable and enforceable and that said court enforce the provision as reformed. Executive acknowledges and agrees that the covenants and agreements contained in the Agreement will be construed as covenants and agreements independent of each other or any other contract between the parties hereto and that the existence of any claim or cause of action by Executive against the Company or any other affiliate of Southern, whether predicated upon the Agreement or any other contract, will not constitute a defense to the enforcement by the Company or any other affiliate of Southern of the covenants and agreements.
18.Interpretation.
The judicial body interpreting the Agreement will not construe the terms of the Agreement more strictly against one party, it being agreed that both parties and/or their attorneys or agents have negotiated and participated in the preparation hereof.
19.Certain Tax Matters.
If any reimbursements or in-kind benefits provided by the Company pursuant to this Agreement would constitute deferred compensation for purposes of Section 409A of the Internal Revenue Code of 1986, as amended, such reimbursements or in-kind benefits will be subject to the following rules: (a) the amounts to be reimbursed, or the in-kind benefits to be provided, will be determined pursuant to the terms of the applicable benefit plan, policy or agreement and shall be limited to Executive’s lifetime and the lifetime of Executive’s eligible dependents; (b) the amount eligible for reimbursement, or the in-kind benefits provided, during any calendar year may not affect the expenses eligible for reimbursement, or the in-kind benefits provided, in any other calendar year; (c) any reimbursement of an eligible expense shall be made on or before the last day of the calendar year following the calendar year in which the expense was incurred; and (d) Executive’s right to an in-kind benefit or reimbursement is not subject to liquidation or exchange for cash or another benefit.
20.Survival.
Notwithstanding any expiration or termination of this Agreement, the provisions of Sections 8 through 19 hereof will survive and remain in full force and effect, as will any other provision hereof that, by its terms or reasonable interpretation thereof, sets forth obligations that extend beyond the termination of this Agreement.
21.Counterparts.
This Agreement may be executed in separate counterparts, each of which shall be deemed to be an original and both of which taken together shall constitute one and the same agreement.
22.Entire Agreement.
This Agreement embodies the entire agreement of the parties and supersedes all prior agreements or arrangements between the parties hereto relating to the subject matter hereof, including any severance program or policy of the Company or any affiliate of the Company for which Executive may have otherwise been eligible. This Agreement may not be modified or amended except by a written instrument signed by both Executive and an authorized representative of the Company.
[Signatures are on following page.]

IN WITNESS WHEREOF, the undersigned have executed the Agreement on the dates set forth below.

COMPANY

Signature:	/s/Thomas A. Fanning

Printed Name:	Thomas A. Fanning

Title: Chairman, President and Chief Executive Officer of The Southern Company

Date:	12/2/22

EXECUTIVE

Signature:	/s/Mark A. Crosswhite

Date:	12/7/22